                                                                    Exhibit 2.10

                         STOCK PURCHASE AGREEMENT (I)

          This Stock Purchase Agreement ("Agreement") is made as of the 17th day of August 2000, by and between Internet Law Library, Inc., a Delaware corporation ("Buyer"), and Jeremiah Kane ("Seller"). This Agreement is contingent upon Buyer being able to purchase an aggregate of 68 percent of the outstanding stock of Compass Data Systems (a Nevada corporation)

                             W I T N E S S E T H:

          WHEREAS, Seller owns 2,500,000 shares of the issued and outstanding shares of capital stock of Compass Data Systems, a Nevada corporation (the "Company");

          WHEREAS, Seller desires to sell and convey to Buyer, and Buyer desires to purchase from Seller, all of the capital stock of the Company owned by Seller.

          NOW, THEREFORE, for and in consideration of the premises and of the mutual representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

          1.   PURCHASE AND SALE

               Purchase of Stock. On the Closing Date (as defined below), Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the issued and outstanding shares of common stock of the Company owned by Seller for a total consideration of $760,651 (the "Total Consideration"), the determination of which is defined below. If the total shares of Compass Data Systems purchased by Internet Law Library, Inc., does not equal or exceed 68 percent, in the aggregate, of the outstanding stock of Compass Data Systems, then this Agreement is void, at the option of Buyer.

               Purchase from Individual Selling Shareholder: This document conveys 2,500,000 shares of Compass Data Systems common stock from Jeremiah Kane, Seller, to Buyer.

               Type of Consideration. The Total Consideration is to be paid in shares of common stock of the Buyer, par value, $0.001 per share (the "Buyer Shares"), restricted under Section 144 of the Rules of the Securities and Exchange Commission. The number of shares to be delivered by Buyer will be determined as the percentage derived from dividing the total number of shares of Compass Data Systems purchased by Buyer, divided by the total number of shares of Compass Data Systems, issued and outstanding, which percentage is then multiplied by $3.6 million, the total of which become the numerator, to be divided by the average closing price of Buyer's stock during the 20 trading days immediately preceding the Closing, the denominator.
Example follows:

                                    Example

Shares purchased by Internet LL = % ($3.6 million)  = Total $ Value of      CompassData Shares
-------------------------------
outstanding                       CompassData Shares
                                                                Purchased

(Total $ Value of
CompassData Shares / Average closing price = # of shares to be delivered by Buyer
Purchased)

The average closing price will be determined by adding the closing price of the stock on each of the 20 days immediately preceding Closing and dividing by 20. However, in no event will the denominator be less than $1 or more than $4. In no event will the number of shares delivered by Buyer be greater than 3.6 million shares or less than 900,000 shares.

          2. Representations and Warranties of Seller with Respect to the Company

      Seller individually represents and warrants to Buyer, to the best of his knowledge, as follows:

      (A) Representations and Warranties of Seller

          Authorization. This Agreement has been signed and delivered by the Seller and constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms, except that

          (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally;

          (ii) the remedies of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought; and

          (iii) rights to indemnification hereunder may be limited under applicable securities laws (the "Equitable Exceptions"). The Seller has full corporate power, capacity, and authority to sign this Agreement and any other necessary agreements and documents.

      (B) Capital Stock of the Company

      Company's authorized capital stock consists of 50,000,000 shares of Common Stock, $.001 par value, of which 11,831,967 shares are issued and outstanding. All of Company's Shares have been validly issued and are fully paid and nonassessable and no holder thereof is entitled to any preemptive rights (except any statutory preemptive rights, which Sellers hereby waive).
      Seller (i) owns of record and beneficially (subject to the community property interest of any Seller's spouse) and has good and marketable title to the issued and outstanding Company shares owned by Seller, free and clear of any and all liens, mortgages, security interests, encumbrances, pledges, charges, adverse claims, options, buy-sell agreements, rights of first refusal agreements, property settlement or marital dissolution agreements, rights, or restrictions of any character whatsoever other than standard state and federal securities law private offering legends and restrictions (collectively, "Liens"), and (ii) has the right to vote the Company Stock on any matters as to which any shares of the Company Common Stock are entitled to be voted under the laws of the state of incorporation of the Company and the Company's Articles of Incorporation and Bylaws, free of any right of any other person.

      (C) Subsidiaries. The Company does not presently own, of record or beneficially, or control directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity nor is the Company, directly or indirectly, a participant in any joint venture, partnership, or other non-corporate entity.

      (D) Financial Statements. The Company has previously furnished to Buyer the audited balance sheet of the Company as of December 31, 1999, and the related statements of operations, shareholders' equity, and cash flows for the two (2) fiscal years then ended, each as reviewed by Tanner & Co., certified public accountants, (the "Financial Statements"). The Financial Statements present fairly the financial position and results of operations of the Company as of the indicated dates and for the indicated periods and have been prepared in accordance with

GAAP. The Company has previously permitted Buyer full access to papers pertaining to the Financial Statements, including those work papers in the possession of or prepared by Tanner & Co.

      Except to the extent (and not in excess of the amounts) reflected in the December 31, 1999, balance sheet included in the Financial Statements, the Company has no liabilities or obligations (including, without limitation, Taxes payable and deferred Taxes and interest accrued since December 31, 1999) required to be reflected in the Financial Statements (or the notes thereto) in accordance with GAAP other than current liabilities incurred in the ordinary course of business, consistent with past practice, subsequent to December 31, 1999. Seller has also delivered to Buyer, in the case of those liabilities that are contingent, a reasonable estimate of the maximum amount that may be payable. For each such contingent liability, the Company has provided to Buyer the following information:

      A summary description of the liability together with the following:

      (1)  Copies of all relevant documentation relating thereto;
      (2)  Amounts claimed and any other action or relief sought; and
      (3) Name of claimant and all other parties to the claim, suit or proceeding.

      The name of each court or agency before which such claim, suit, or proceeding is pending;

      The date such claim, suit, or proceeding was instituted; and

      A reasonable best estimate by the Company of the maximum amount, if any, that is likely to become payable with respect to each such liability. If no estimate is provided, the Company's best estimate shall for purposes of this Agreement be deemed to be zero.

      (E) Accounts and Notes Receivable. Seller has provided Buyer with an accurate list of the accounts and notes receivable of the Company, as of December 31, 1999, included within the Financial Statements, and including receivables from and advances to employees and the Seller. Seller will provide Buyer with an aging of all accounts and notes receivable of Company showing amounts due in 30-day aging categories. All such accounts and notes are legal, valid, and binding obligations of the obligors' collectible net of reserves reflected in such balance sheet. The Company's invoices to customers are accurate in respect to services provided, except for matters that are immaterial as to each customer and in the aggregate.

      (F) Permits and Intangibles. The Company holds all licenses, franchises, permits, and other governmental authorizations, including permits, titles (including motor vehicle titles and current registrations), fuel permits, licenses, franchises, certificates, trademarks, trade names, patents, patent applications, and copyrights owned or held by the Company, the absence of any of which would have a Material Adverse Effect (the "Material Permits"). The Material Permits are valid, and the Company has not received any notice that any governmental authority intends to cancel, terminate or not renew any such Material Permit. The Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in applicable permits, licenses, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing except where such noncompliance or violation would not have a Material Adverse Effect. The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any such Material Permits.

      (G) Tax Matters

      The Company has filed all income tax returns required to be filed by the Company and all returns of other Taxes (as defined below) required to be filed by the Company and has paid or provided for all Taxes shown to be due on such returns and all such returns are accurate and correct in all respects. Currently, (i) no action or proceeding for the assessment or collection of any Taxes is pending against the Company; (ii) no deficiency, assessment or other formal claim for any Taxes has been asserted or made against the Company that has not been fully paid or finally settled; and (iii) no issue has been formally raised by any taxing authority in connection with an audit or examination of any return of Taxes. No federal, state, or foreign income tax returns of the Company have been examined, and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period. All Taxes that the Company has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority. No Taxes will be assessed on or after the Closing Date against the Company for any tax period ending on or prior to the Closing Date. For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, or other assessments including, without limitation, income, excise, property, withholding, sales, and franchise taxes, imposed by the United States, or any state, county, local, or foreign government or subdivision or agency thereof, and including any interest, penalties, or additions attributable thereto.

      The Company is not a party to any Tax allocation or sharing agreement.

      The Company has substantial authority for the treatment of, or has disclosed (in accordance with Section 6662(d)(2)(B)(ii) of the Code) on its Federal income returns, all positions taken therein that could give rise to a substantial understatement of Federal income tax within the meaning of Section 6662(d) of the Code.

      The Company has not been a member of an affiliated group filing a consolidated federal income tax return and does not have any liability for Taxes for any Person other than the Company (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

      The Company's Tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income Tax deductions is accurately reflected on the Company's Tax books and records.

      (H) No Violations. The execution, delivery, and performance of this Agreement and the other agreements and documents contemplated hereby by the Company and the Seller and the consummation of the transactions contemplated hereby will not (i) violate any provision of any Charter Document, (ii) violate any statute, rule, regulation, order or decree of any public body or authority by which the Company or the Seller or its, his, or their properties or assets are bound, or (iii) result in a violation or breach of, or constitute a default under, or result in the creation of any encumbrance upon, or create any rights of termination, cancellation, or acceleration in any person with respect to any Contract or any material license, franchise or permit of the Company or any other agreement, contract, indenture, mortgage or instrument to which the Company is a party or by which any of its properties or assets is bound.

      (I) Consents. No consent, approval, notice to, registration or filing with, authorization or order, of any governmental authority or under any Contract or other agreement or commitment to which the Company or Seller are parties or by which its, his, or their respective assets are bound is required as a result of or in connection with the execution or delivery of this Agreement and the other agreements and documents to be executed by the Company and Seller or the consummation by the Company and Seller of the transactions contemplated hereby.

      (J) Litigation and Related Matters. Attached is a list of all actions, suits, proceedings, investigations or grievances pending against the Company or, to the best knowledge of the Company and Seller, threatened against the Company, the business or any property or rights of the Company, at law or in equity, before or by any arbitration board or panel, court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign ("Agencies"). None of the actions, suits, proceedings or investigations either (i) results in or would, if adversely determined, have a Material Adverse Effect or (ii) affects or would, if adversely determined, affect the right or ability of the Company to carry on its business substantially as now conducted. The Company is not subject to any continuing court or Agency order, writ, injunction or decree applicable specifically to its business, operations or assets or its employees, nor in default with respect to any order, writ, injunction or decree of any court or Agency with respect to its assets, business, operations or employees. The schedule lists all worker's compensation claims outstanding against the Company as of the date hereof and all actions, suits or proceedings filed by or against the Company since December 31, 1999. The Company has not during the last two years been required to make any indemnification payment as a result of any actual or alleged act or omission of the Company or any person under its control.

      (K) Compliance with Laws. The Company (a) is in compliance with all applicable laws, regulations (including federal, state and local procurement regulations), orders, judgments, and decrees, and (b) possesses all Material Permits.

      (L) Intellectual Property Rights. An attached schedule lists the domestic and foreign trade names, trademarks, service marks, trademark registrations and applications, service mark registrations and applications, patents, patent applications, patent licenses, software licenses and copyright registrations and applications owned by the Company or used thereby in the operation of its business (collectively, the "Intellectual Property"), which
Schedule indicates (i) the term and exclusivity of its rights with respect to the Intellectual Property and (ii) whether each item of Intellectual Property is owned or licensed by the Company, and if licensed, the licensor and the license fees therefor. The Company has the right to use and license the Intellectual Property, and the consummation of the transactions contemplated hereby will not result in the loss or material impairment of any rights of the Company in the Intellectual Property. Each item constituting part of the Intellectual Property has been, to the extent indicated, registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other government entity; all such registrations, filings, and issuances remain in full force and effect; and all fees and other charges with respect thereto are current. There are no pending proceedings or adverse claims made or, to the best knowledge of the Company and Sellers, threatened against the Company with respect to the Intellectual Property; there has been no litigation commenced or threatened in writing within the past five years with respect to the Intellectual Property or the rights of the Company therein; the Intellectual Property performs in all respects in the manner described or represented by the Company in all proposals, bids, specifications, documentation, promotional materials and sales literature prepared thereby or delivered on behalf of it and performs in all respects the functions necessary for the conduct of the Company's business and operations, free of any deficiency, imperfection or insufficiency that would be reasonably likely to have a Material Adverse Effect; and the Company and Sellers have no knowledge that (i) the Intellectual Property or the use thereof by the Company conflicts with any trade names, trademarks, service marks, trademark or service mark registrations or applications, patents, patent applications, patent licenses or copyright registrations or applications of others ("Third Party Intellectual Property"), or (ii) such Third Party Intellectual Property or its use by others or any other conduct of a third party conflicts with or infringes upon the Intellectual Property or its use by the Company.

      (M) The Company is in compliance in all material respects with the provisions of the Americans with Disabilities Act.

      (N) Employees; Employee Relations

      The Company is not a party to, or bound by, the terms of any collective bargaining agreement, and the Company has not experienced any material labor difficulties during the last five (5) years and, during the last five (5) years, none of the employees of the Company has been represented by any labor union or other employee collective bargaining organization, was a party to, or bound by, any labor or other collective bargaining agreement or has been subject to or involved in or, to the knowledge of the Company and Seller, threatened with, any union elections, petitions or other organizational or recruiting activities. There are no labor disputes existing, or to the best knowledge of the Company and Seller, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other interference with work or production, or any other concerted action by employees. No charges or proceedings before the National Labor Relations Board, or similar agency, exist, or to the best knowledge of the Company and Sellers, are threatened.

      The relationships enjoyed by the Company with its employees are good and the Company and Seller has no knowledge of any facts that would indicate that the employees of the Company will not continue in the employ thereof following the Closing on a basis similar to that existing on the date of this Agreement. Since December 31, 1999, the Company has not experienced any difficulties in obtaining any qualified personnel necessary for the operations of its business and, to the best knowledge of the Company and Seller, no such shortage of qualified personnel is threatened or pending. No legal proceedings, charges, complaints or similar actions exist under any federal, state, or local laws affecting the employment relationship including, but not limited to: (i) anti-discrimination statutes such as Title VII of the Civil Rights Act of 1964, as amended (or similar state or local laws prohibiting discrimination because of race, sex, religion, national origin, age, and the like); (ii) the Fair Labor Standards Act or other federal, state, or local laws regulating hours of work, wages, overtime and other working conditions; (iii) requirements imposed by federal, state or local governmental contracts such as those imposed by Executive Order 11246; (iv) state laws with respect to tortious employment conduct, such as slander, harassment, false light, invasion of privacy, negligent hiring or retention, intentional infliction of emotional distress, assault and battery, or loss of consortium; or (v) the Occupational Safety and Health Act, as amended, as well as any similar state laws, or other regulations respecting safety in the workplace; and to the best knowledge of the Company and Seller, no proceedings, charges, or complaints are threatened under any such laws or regulations and no facts or circumstances exist that would give rise to any such proceedings, charges, complaints, or claims, whether valid or not. The Company is not subject to any settlement or consent decree with any present or former employee, employee representative or any government or Agency relating to claims of discrimination or other claims in respect to employment practices and policies; and no government or Agency has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of the Company. Since December 31, 1999, the Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state laws; and the Company has not laid off more than ten percent of its employees at any single site of employment in any 90-day period during the 12-month period ending at the Closing Date.

          (O) Absence of Certain Changes or Events

          Since December 31, 1999, there has not been (a) any damage, destruction, or casualty loss to the physical properties of the Company or to the physical properties of any third parties that are located on the Company's premises or within the Company's control (whether or not covered by insurance),
(b) any event or circumstance that would have a Material Adverse Effect, (c) any entry into any transaction, commitment, or agreement (including, without limitation, any borrowing) material to the Company, except transactions, commitments, or agreements in the ordinary course of business consistent with past practice, (d) any declaration, setting aside, or payment of any dividend or other distribution in cash, stock, or property with respect to the capital stock or other securities of the Company, any repurchase, redemption, or other acquisition by the Company of any capital stock or other securities, or any agreement, arrangement, or commitment by the Company to do so, (e) any increase that is material in the compensation payable or to become payable by the Company to its directors, officers, employees, or agents or any increase in the rate or terms of any bonus, pension, or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers, employees, or agents, (f) any sale, transfer, or other disposition of, or the creation of any Lien upon, any part of the assets of the Company, tangible or intangible, except for sales of inventory and use of supplies and collections of accounts receivables in the ordinary course of business consistent with past practice, or any cancellation or forgiveness of any debts or claims by the Company, (g) any change in the relations of the Company with or loss of its customers or suppliers, or any loss of business or increase in the cost of inventory items or change in the terms offered to customers, which would have a Material Adverse Effect, or (h) any capital expenditure (including any capital leases) or commitment therefor by the Company in excess of $10,000.

          (P) Disclosure. All written agreements, lists, schedules, instruments, exhibits, documents, certificates, reports, statements, and other writings furnished to Buyer pursuant hereto or in connection with this Agreement or the transactions contemplated hereby are and will be complete and accurate in all material respects. No representation or warranty by Seller and the Company contained in this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any statement contained herein or therein not misleading. There is no fact known to Seller that has specific application to the Company (other than general economic or industry conditions) that materially adversely affects or, as far as Seller can reasonably foresee, materially threatens the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement.

          3.  Representations and Warranties of the Seller

          Seller represents and warrants as more specifically set forth hereafter that the representations and warranties in this section as they apply to him are true and correct as of the date of this Agreement and at the time of the Closing.

          (A) Authority; Ownership. Seller has the full legal right, power, and authority to enter into this Agreement. Seller owns beneficially (subject to any community property interest of his or her spouse) and of record the Company Shares as described in this Agreement and the Company Shares owned by Seller are owned free and clear of all Liens other than standard state and federal securities laws private offering restrictions.

          (B) Preemptive Rights. Seller does not have, or hereby waives, any preemptive or other right to acquire Company Shares that Seller have or may have had.

          (C) Validity of Obligations. This Agreement has been signed and delivered and constitutes the legal, valid, and binding obligations of Seller that is a party thereto in accordance with their respective terms.

          (D) Absence of Claims Against the Company. Seller does not have any claims against the Company other than as disclosed herein.

          (E) Accredited Investor. Seller is an "accredited investor," as that term is defined by Rule 501 of Regulation D, promulgated under the Securities Act of 1933, as amended (the "Securities Act").

          (F) Investment Intent. Seller is acquiring the Buyer's Shares in his own name and account and not with a view to, or for resale in connection with, any distribution thereof in violation of applicable securities laws.

          (G) Buyer Shares Not Registered. Seller acknowledges that the Buyer Shares have not been registered under the Securities Act or applicable state securities laws, and that they must be held in accordance with Rule 144 of the Securities and Exchange Commission.

          (H) Risk of Investment. Seller recognizes, acknowledges, and warrants that he has such knowledge and experience as to be capable of evaluating the merits and risks of the investment in Buyer and is aware of the speculative nature of and risks of loss associated with such investment.

          4.  Representations and Warranties of Buyer

          Buyer represents and warrants to Seller as follows:

          (A) Organization and Authorization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. Buyer has all requisite corporate power, capacity, and authority to sign and deliver this Agreement and all other necessary agreements and documents. The execution and delivery of this Agreement and such other agreements and documents by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by Buyer and no other corporate action on the part of Buyer is necessary to authorize the transactions contemplated hereby. This Agreement has been duly signed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to the Equitable Exceptions.

          (B) No Violations. The execution and delivery of this Agreement and the other agreements and documents contemplated hereby by Buyer and the consummation of the transactions contemplated hereby will not (a) violate any provision of the certificate of incorporation or bylaws of Buyer, (b) violate any statute, rule, regulation, order or decree of any public body or authority by which Buyer or its properties or assets are bound, or (c) result in a violation or breach of, or constitute a default under or result in the creation of any encumbrance upon, or create any rights of termination, cancellation or acceleration in any person with respect to any agreement, contract, indenture, mortgage, or instrument to which Buyer is a party or any of its properties or assets is bound.

          (C) Consents. No consent, approval, or other authorization of any governmental authority or third party is required as a result of or in connection with the execution and delivery of this Agreement and the other agreements and documents to be executed by Buyer or the consummation by Buyer of the transactions contemplated hereby.

          (D) Investment Intent. Buyer is acquiring the Seller's Shares for its own account and not with a view to their distribution within the meaning of
Section 2(11) of the Securities Act.

          (E) Limitation of Warranties. Except as expressly set forth in any agreement, document, or instrument executed in connection with this Agreement, Buyer does not make any express or implied representation or warranty of any kind.

          (F) The Buyer Shares. The Buyer Shares when delivered hereunder will be duly authorized, validly issued, and fully paid and nonassessable. The Buyer Shares will be issued pursuant to Section 4(2) of the Securities Act. Any certificates representing Buyer Shares issued to any Seller will contain a restrictive legend.

          (G) Remaining Compass Data Systems (a Nevada corporation Stock Shares. Buyer covenants with Sellers that, within 14 months of the effective date of this Agreement, Buyer will use commercially reasonable efforts to purchase the remaining approximate 30 percent of Compass Data Systems' outstanding shares.


          5.  Covenants of the Parties

          (A) Approvals and Consents. Seller will use his best efforts (i) to cause all conditions to the obligations of Buyer under this Agreement over which he is are able to exercise influence or control to be satisfied prior to the Closing Date and (ii) to obtain promptly and to comply with all requisite statutory, regulatory, or court approvals, third party releases and consents, and other requirements necessary for the valid and legal consummation of the transactions contemplated hereby.

          (B) Investigations. Seller will provide Buyer and its representatives and agents such access to the books and records of the Company and furnish to Buyer such financial and operating data and other information with respect to the businesses and property of the Company as it may reasonably request from time to time, and permit Buyer and its representatives and agents to make such inspections of the Company's real and personal properties as they may reasonably request. Seller shall promptly arrange for Buyer and its representatives and agents to meet with such directors, officers, employees, and agents of the Company as requested.

     (C) No Solicitation. Except with respect to Buyer and its Affiliates, after the date hereof, Seller shall not, and Seller shall cause the Company and the respective officers, directors, employees, agents, and representatives of Seller and the Company (including, without limitation, any investment banker, attorney, or accountant retained by any of them) not to (i) initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, sale of shares of capital stock or similar transaction involving, or any purchase of all or any significant portion of the assets (other than in the ordinary course of business) of, or any equity interest in, the Company (an "Acquisition Transaction"), or (ii) engage in any negotiations concerning, or provide to any other person any information or data relating to the Company for the purposes of or have any discussions with any person relating to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other person to seek or effect, an Acquisition Transaction. Seller shall promptly advise Buyer of, and communicate to Buyer the terms of, any such inquiry or proposal the Company or Seller may receive.

     6.  Conditions to Obligations of Buyer

     The obligation of Buyer to purchase Seller's Shares at the Closing, shall be subject to the satisfaction of each of the following conditions at or prior to the Closing:

     (A) Representations and Warranties. Each representation and warranty of Seller contained in this Agreement and in any Schedule or other disclosure in writing from Sellers shall be true and correct when made, and shall be true and correct on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of the Closing Date.

     (B) Covenants of Seller. All of the terms, covenants, conditions, and agreements herein on the part of Seller to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

     (C) Absence of Litigation. No inquiry, action, suit, or proceeding shall have been asserted, threatened, or instituted (i) in which it is sought to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof,
(ii) which could, if adversely determined, result in any Material Adverse Effect or (iii) as a result of which, in the reasonable judgment of Buyer, Buyer would be deprived of the material benefits of the ownership of the Seller's Shares.

     (D) Consents and Approvals. All material authorizations, consents, approvals, waivers and releases, if any, necessary for Seller to consummate the transactions contemplated hereby shall have been obtained and copies thereof shall be delivered to Buyer.

     (E) Certificates. Seller shall have delivered to Buyer (i) certificates of the appropriate governmental authorities, dated as of a date not more than twenty (20) days prior to the Closing Date, attesting to the existence and good standing of the Company in the States of Nevada and Utah; (ii) a copy, certified by the Secretary of State of Nevada as of a date not more than twenty (20) days prior to the Closing Date, of the charter and all amendments thereto of the Company; (iii) a copy certified by the Secretary of the Company, dated the Closing Date, of the bylaws of the Company; and (iv) certificates, dated the Closing Date, of the Secretary of the Company, relating to the incumbency and corporate proceedings in connection with the consummation of the transactions contemplated hereby.

     (F) Shareholder Release. Seller shall have executed and delivered to Buyer immediately prior to the Closing Date an instrument dated the Closing Date releasing the Company from any and all claims of the Seller against the Company and obligations of the Company to the Seller, except for items specifically identified thereon as being claims of or obligations to the Seller and continuing obligations to Seller relating to his employment by the Company.

     (G) Opinion of Counsel. Seller acknowledges that he understands his right to seek an opinion of counsel of his choosing and that he has had an opportunity to do so before signing this Agreement.

     (H) No Material Adverse Effect. There shall not have been any Material Adverse Effect.

     (I) No Transfers to Affiliates. Except as otherwise expressly contemplated by this Agreement, the Company shall not have distributed or transferred any of its assets or properties, or made any payments, to or for the benefit of any of its Affiliates.

     (J) Due Diligence Review

     The due diligence review of the Company (including, without limitation, legal, financial, operational and environmental matters) to be conducted by or on behalf of Buyer shall have been completed in a manner satisfactory to Buyer and shall not reveal or produce adverse facts with respect to the Company, its premises, business, operations, financial condition or prospects which are not otherwise disclosed in this Agreement or any Schedule attached.

     No condition shall exist that was not disclosed in writing to Buyer prior to the date hereof that would have a Material Adverse Effect.

     (K) Stock Certificates. Seller shall have tendered certificates representing the Company Shares owned by him, duly endorsed in blank or accompanied by appropriate stock powers, in proper form for transfer, with all transfer taxes paid.

     7.  Conditions to Obligations of Seller

     The obligations of Seller to sell his Shares and to cause the other transactions contemplated hereby to occur at the Closing shall be subject, except as Seller may waive in writing, to the satisfaction of each of the following conditions at or prior to the Closing:

     (A) Representations and Warranties. Each representation and warranty of Buyer contained in this Agreement and in any Schedule or other disclosure in writing from Buyer shall be true and correct when made, and shall be true and correct on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of the Closing Date.

     (B) Covenants of Buyer. All of the terms, covenants, conditions, and agreements herein on the part of Buyer to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

     (C) Absence of Litigation. No inquiry, action, suit or proceeding shall have been asserted, threatened or instituted in which it is sought to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof.

     (D) Consents and Approvals. All material authorizations, consents, approvals, waivers and releases, if any, necessary for Buyer to consummate the transactions contemplated hereby shall have been obtained and delivered to Seller.

     (E) Stock Certificates. Buyer shall have delivered or cause to be delivered to Seller stock certificates representing the Buyer Shares in the amounts specified in this Agreement.

     8.  Closing

     (A) Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Compass Data Systems, or such other place as is agreed to by Buyer and Seller, on August 17, 2000, or such other date as the parties may agree upon in writing (the "Closing Date").

     (B) Delivery of the Company Shares. At the Closing, Seller shall deliver or cause to be delivered to Buyer the stock certificate(s) evidencing all of the Company Shares owned by them, duly endorsed or accompanied by duly executed stock powers assigning the Company Shares to Buyer and otherwise in good form for transfer.

     (C) Delivery of the Buyer Shares. At the Closing, Buyer shall deliver or cause to be delivered to Seller the stock certificates evidencing the Buyer Shares to be transferred hereunder.

     9.  Termination Prior to Closing

     (A) Termination. This Agreement may be terminated and abandoned at any time prior to the Closing:

     By the written mutual consent of Buyer and Seller;

     By Buyer on the Closing Date if any of the conditions to obligations of Buyer shall not have been fulfilled on or prior to the Closing Date;

     By Sellers on the Closing Date if any of the conditions to obligations of Seller shall not have been fulfilled on or prior to the Closing Date;

     By either Buyer or Seller if the Closing shall not have occurred on or before October 1, 2000; and

     By Buyer, upon written notice to Seller, if the examination of the Company, including its assets, liabilities, operations, business and prospects, by Buyer, or its representatives or agents, discloses the existence or nonexistence of any matters or things that, in the sole judgment of Buyer, would be reasonably likely to result in a material loss or damage to Buyer or the Company or a material diminution in value of the Company.

     In the event of a termination pursuant to this article, each party will bear its own costs and expenses incurred with respect to the transactions contemplated hereby.

     10. Indemnification

     (A) Buyer's Losses

     Seller agrees to indemnify and hold harmless Buyer and its directors, officers, employees, representatives, agents, and attorneys from, against and in respect of any and all Buyer's Losses (as defined below) suffered, sustained, incurred or required to be paid by any of them by reason of (i) any representation or warranty made by the Company or Seller in or pursuant to this Agreement (including, without limitation, the representations and warranties contained in any schedule or certificate delivered pursuant hereto) being untrue or incorrect in any respect and without regard to any "materiality," "material adverse effect," or "substantial compliance" or similar exception or qualifier;
(ii) any liability arising from or based upon the operation of the Company through the Closing Date; or (vi) any liability arising from or based upon required consents not obtained prior to the Closing.

     "Buyer's Losses" shall mean all damages (including, without limitation, amounts paid in settlement with the Seller's consent, which consent may not be unreasonably withheld), losses, obligations, liabilities, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorneys' fees), penalties, fines, interest and monetary sanctions, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and Agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce the rights of Buyer or such other persons to indemnification hereunder.

     Employee Compensation and Benefits.  Seller agrees to indemnify and hold
     ----------------------------------
Buyer and its directors, officers, employees, representatives, agents, and attorneys harmless from and against any and all claims made by employees of the Company, regardless of when made, for wages, salaries, bonuses, pension, workmen's compensation, medical insurance, disability, vacation, severance, pay in lieu of notice, sick benefits or other compensation or benefit arrangements to the extent the same are based on employment service rendered to the Company prior to the Closing Date or injury or sickness occurring prior to the Closing Date and are not reserved for on the Financial Statements (collectively, "Employee Claims").

     (B) Seller Losses

     Buyer agrees to indemnify and hold harmless Seller and his agents and attorneys, for and in respect of any and all Seller Losses (as defined below) suffered, sustained, incurred or required to be paid by any of the Seller by reason of (i) any representation or warranty made by Buyer in this Agreement being untrue or incorrect in any respect and without regard to any "materiality," "material adverse effect," "material adverse effect" or "substantial compliance" or similar exception or qualifier; (ii) any failure by Buyer to observe or perform its covenants and agreements set forth in this Agreement or any other agreement or document executed by it in connection with the transactions contemplated hereby; or (iii) any liability for claims arising from or based upon the operation of the

Company subsequent to the Closing Date, except in any instance and to the extent Seller Losses result from the negligence or misconduct of Seller.

     "Seller Losses" shall mean all damages (including, without limitation, amounts paid in settlement with the consent of Buyer, which consent may not be reasonably withheld), losses, obligations, liabilities, claims, deficiencies, costs, and expenses (including, without limitation, reasonable attorneys' fees), penalties, fines, interest and monetary sanctions, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and Agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce the right of Seller or such other persons to indemnification hereunder.

     (C)  Notice of Loss

     Except to the extent set forth in the next sentence, a party to the Agreement will not have any liability under the indemnity provisions of this Agreement with respect to a particular matter unless a notice setting forth in reasonable detail the breach or other matter which is asserted has been given to the Indemnifying Party (as defined below) and, in addition, if such matter arises out of a suit, action, investigation, proceeding or claim, such notice is given promptly, but in any event within thirty (30) days after the Indemnified Party (as defined below) is given notice of the claim or the commencement of the suit, action, investigation or proceeding. Notwithstanding the preceding sentence, failure of the Indemnified Party to give notice hereunder shall not release the Indemnifying Party from its obligations under this article, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice. With respect to Buyer's Losses, Environmental Costs and Employee Claims, Sellers shall be the Indemnifying Party and Buyer and its directors, officers, employees, representatives, agents and attorneys shall be the Indemnified Party. With respect to Seller Losses, Buyer shall be the Indemnifying Party and Seller and his agents and attorneys shall be the Indemnified Party.

     (D) Right to Defend. Upon receipt of notice of any suit, action, investigation, claim, or proceeding for which indemnification might be claimed by an Indemnified Party, the Indemnified Party shall have the option of electing to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, with the costs and expenses of such defense to be borne by the Indemnifying Party, and the Indemnifying Party must cooperate in any such defense or other action. The Indemnifying Party shall have the right, but not the obligation, to participate at its own expense in a defense thereof by counsel of its own choosing, but the Indemnified Party shall be entitled to control the defense unless otherwise determined by the Indemnified Party or if the Indemnified Party fails to assume defense of the matter. In the event the Indemnified Party shall fail to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, claim or proceeding, the Indemnifying Party shall defend, contest or otherwise protect against the same and make any compromise or settlement thereof, and shall pay all costs thereof, including, without limitation, reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof; provided, however, that the Indemnifying Party must send a written notice to the Indemnified Party of any such proposed settlement or compromise, which settlement or compromise the Indemnified Party may reject, in its reasonable judgment, within 30 days of receipt of such notice. Failure to reject such notice within such 30-day period shall be deemed an acceptance of such settlement or compromise. The Indemnified Party shall have the right to effect a settlement or compromise over the objection of the Indemnifying Party; provided, that if the Indemnifying Party has assumed the defense from the Indemnified Party upon the election of the Indemnified Party, the Indemnified Party waives any right to indemnity therefor. If the Indemnifying Party undertakes the defense of such matters upon the election of the Indemnified Party, the Indemnified Party shall not, so long as the Indemnifying Party does not abandon the defense thereof, be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party.

     (E) Cooperation. Buyer and Seller, and Seller's affiliates, successors, and assigns, shall cooperate with each other in the defense of any suit, action, investigation, proceeding, or claim by a third party and, during normal business hours, shall afford each other access to their books and records and employees relating to such suit, action, investigation, proceeding or claim and shall furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such suit, action, investigation, proceeding or claim, including, without limitation, reports, studies, correspondence and other documentation relating to Environmental Protection Agency, Occupational Safety and Health Administration, and Equal Employment Opportunity Commission matters.

     11.  Miscellaneous

     (A) Entire Agreement. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, and no party shall be liable or bound to the other in any manner by any representations or warranties not set forth herein.

     (B) Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, interests, or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any purported assignment in violation of this section shall be null and void.

     (C) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

     (D) Headings. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

     (E) Construction. As used in this Agreement, the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph or other subdivision.

     (F) Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended by a written instrument executed by Buyer, the Company and each Seller. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

     (G) Schedules, Etc. All attachments are expressly made a part of this Agreement as though fully set forth herein.

     (H) Notices. All notices of communication required or permitted hereunder shall be in writing and may be given by (a) depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt request, (b) delivering the same in person to an officer or agent of such party, (c) telecopying the same with electronic confirmation of receipt.

     (i)  If to Buyer, addressed to it at:

          c/o Hunter M. A. Carr, CEO
          Internet Law Library, Inc.
          4301 Windfern Road
          Houston, Texas 77041-8915

     (ii) If to the Seller, addressed to him at:

          c/o Jeremiah Kane
          Compass Data Systems
          1182 West 2400 South, Suite C
          Salt Lake City, Utah 84119

or to such other address or counsel as any party hereto shall specify pursuant to this section from time to time.

     12.  Governing Law; Consent to Jurisdiction

     This Agreement shall be construed in accordance with laws of the state of Texas. The parties hereto expressly consent and agree that any dispute, controversy, legal action, or other proceeding that arises under, results from, concerns, or relates to this Agreement may be brought in the federal and state courts in and of the state of Texas and acknowledge that they will accept service of process by registered or certified mail or the equivalent directed to their last known address as determined by the other party in accordance with this agreement or by whatever other means are permitted by such courts. The parties hereto hereby acknowledge that said courts have jurisdiction over any such dispute or controversy, and that they hereby waive any objection to personal jurisdiction or venue in these courts or that such courts are an inconvenient forum. All remedies at law, in equity, by statute, or otherwise shall be cumulative and may be enforced concurrently or from time to time and, subject to the express terms of this agreement, the election of any remedy or remedies shall not constitute a waiver of the right to pursue any other available remedies.

     13.  Survival of Covenants, Agreements, Representations, and Warranties

     (A) Covenants and Agreements. All covenants and agreements made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing and shall continue in full force and effect thereafter according to their terms without limit as to duration.

     (B) Representations and Warranties. All representations and warranties contained herein shall survive the Closing and shall continue in full force and effect thereafter for a period of three (3) years following the Closing.

     (C) Claims Made Prior to Expiration. The termination of a survival period shall not affect the rights of an Indemnified Party in respect of any claim made by such party with specificity, in good faith and in writing to the Indemnifying Party prior to expiration of the applicable survival period.

     (D) Publicity. Except as required by law, no party hereto shall issue any press release or make any public statement, in either case relating to or in connection with or arising out of this Agreement or the matters contained herein without obtaining the prior written approval of the other parties to the content and manner of presentation and publication thereof, which consent shall not be unreasonably withheld or delayed.

     (E) Expenses. Seller, on the one hand, and Buyer, on the other hand, shall be solely responsible for their respective costs and expenses incurred in connection with the transactions contemplated hereby.

     (F) Third-Party Beneficiaries. No individual or firm, corporation, partnership, or other entity shall be a third-party beneficiary of the representations, warranties, covenants, and agreements made by any party hereto.

     (G) Number and Gender of Words. Whenever the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

     (H) Specific Performance; Other Rights and Remedies. Each party recognizes and agrees that in the event the other party or parties should refuse to perform any of its or their obligations under this Agreement, the remedy at law would be inadequate and agrees that for breach of such provisions each party shall, in addition to such other remedies as may be available to it at law or in equity, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by applicable law. Each party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory, or other equitable relief.

     (I) Further Assurances. From time to time after the Closing, at the request of any other party but at the expense of the requesting party, Buyer, or Seller, as the case may be, will execute and deliver any such other instruments of conveyance, assignment and transfer, and take such other action as the other party may reasonably request in order to consummate or evidence the transactions contemplated hereby.

     (J) Brokers and Agents. Each party represents and warrants that it has employed no broker or agent in connection with this transaction and agrees to indemnify and hold harmless the other parties against all loss, cost, damages or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

     BUYER:
Internet Law Library, Inc.      Date: 8/31/00

By: /s/  Hunter M. A. Carr
Name: Hunter M. A. Carr
Title: CEO


     SELLER:                                Date: 8/17/00


/s/ Jeremiah Kane



                                 AMENDMENT TO
                           STOCK PURCHASE AGREEMENT
                                    Between
         Internet Law Library, Inc. (Buyer) and Jeremiah Kane (Seller)

     Internet Law Library, Inc. (Buyer) and Jeremiah Kane (Seller) agree that the Stock Purchase Agreement dated August 17, 2000, is amended to reflect an effective date of October 1, 2000. The Closing Date defined in the Agreement for purposes of calculating the number of shares to be paid by Buyer to Seller remains August 17, 2000.

     Signatures of the parties:

                    Internet Law Library, Inc., Buyer


                    By:   /s/ Hunter M. A. Carr
                    Hunter M. A. Carr



                               /s/ Jeremiah Kane
                         Jeremiah Kane, Seller